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                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)



                                                                                      Restated
                                                          ------------------------------------------------------------------
                                                                               Year Ended December 31,
                                                          ------------------------------------------------------------------
                                                             2003          2002          2001          2000          1999
                                                          ----------    ----------    ----------    ----------    ----------
Earnings:
Earnings (loss) before income taxes ...................   $   99,597    $   92,570    $   61,470    $   83,140    $   20,236
(Less) add Equity in (earnings) loss of affiliated
  companies ...........................................      (57,145)      (22,675)      (48,583)       35,566        (7,282)
Add (less) Minority interest in earnings (loss)
  of subsidiaries .....................................        6,366         5,487         6,882        (1,405)         (140)
Add Distributed income of equity investees ............       37,356        26,558         3,548         1,477            --
Add Fixed Charges (1) .................................      105,737        99,109        75,847        72,284        60,531
Less Capitalized interest .............................           (8)         (143)         (126)       (1,457)       (1,735)
                                                          ----------    ----------    ----------    ----------    ----------
        Earnings available to cover fixed charges .....   $  191,903    $  200,906    $   99,038    $  189,605    $   71,610
Ratio of earnings to fixed charges ....................         1.8x          2.0x          1.3x          2.6x          1.2x

(1) Fixed charges consist of the following:

                                                                               Year Ended December 31,
                                                          --------------------------------------------------------------
                                                             2003         2002         2001         2000         1999
                                                          ----------   ----------   ----------   ----------   ----------
Interest expense, gross ...............................   $   88,517   $   84,305   $   64,262   $   61,714   $   51,631
Rentals (interest factor) .............................       17,220       14,804       11,585       10,570        8,900
                                                          ----------   ----------   ----------   ----------   ----------
    Total fixed charges ...............................   $  105,737   $   99,109   $   75,847   $   72,284   $   60,531